Exhibit 99.1

Damon Barber Joins Prospect Global Resources as Chief Financial Officer

DENVER, CO, December 18, 2012 — Prospect Global Resources, Inc. (NASDAQ: PGRX) today announced the appointment of Damon G. Barber as Chief Financial Officer, effective December 13, 2012.  Mr. Barber has over 20 years experience in natural-resources finance and operations and is former Chief Executive Officer of CST Mining Group Limited, a Hong Kong-based mining company.

While CEO of CST, Mr. Barber led a $600 million public equity raise to acquire two copper mine development projects. He subsequently directed the development of one project into production and directed the development of the second project to where it was sold for $505 million and returned CST approximately two times its total investment in the project.  During this time, Mr. Barber also served as Chairman of Marcobre S.A.C., a joint venture between CST and Korea Resources Corporation and LS Nikko.

Prior to joining CST, Mr. Barber was a Managing Director at Deutsche Bank and served as the Head of Deutsche Bank’s Metals and Mining investment banking practice in Asia-Pacific.  Mr. Barber also spent over 11 years at Credit Suisse, including almost ten years as an investment banker in Credit Suisse’s Energy Group.

“Damon is that rare individual who has proven himself in every facet of our industry,” said Prospect Global Chief Executive Pat Avery. “After years as an investment banker, advising firms on mergers and acquisitions and capital-markets activity, he moved seamlessly to the mining operations side, assembling management teams and overseeing money-raising, planning, permitting and full production. His title is CFO, but we expect Damon to contribute in every aspect of Prospect Global’s development.”

Mr. Barber graduated from the University of Kentucky with a B.S. in Mining Engineering and began his career as a section foreman at CONSOL Energy Inc.’s Loveridge Mine. Mr. Barber holds an MBA from the Wharton School of the University of Pennsylvania.

About Prospect Global Resources Inc. [PGRX]:

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona.